UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  December 12, 2008

WEBDIGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-53359	11-3820796
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3433 West Broadway St., NE, Suite 501
Minneapolis, MN	55413
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (612) 767-3854

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

Loan

Webdigs, Inc. has closed on a loan of $250,000.  The loan was provided to Webdigs, Inc. by Lantern Advisers, LLC and signed on December 12, 2008.

The loan contains a simple interest rate of 12% per annum with $2,500 (1%) payable to the lender on a monthly basis.   Also included in the loan are awards to Lantern Advisors of 200,000 shares of Webdigs, Inc. common stock, warrants to purchase an additional 200,000 shares of common stock at $0.30 per share on or before December 12, 2011 and an option to convert the loan to Webdigs common shares at a price equal to 75% of the lowest bid price of the 5 days preceeding conversion.  The loan terms require repayment on or before September 30, 2009.

In addition to the above conditions, Webdigs executive officers and managers have pledged as collateral 4,510,910 shares of Webdigs, Inc. common stock which would be awarded to Lantern Advisors in the event of non-fulfillment of the terms of the loan.  Robert Buntz, Jr, Webdigs, Inc. Chairman and CEO has also provided a personal guaranty for the entire amount of the loan.

Joint Venture

Webdigs, Inc. and Marketplace Home Mortgage, LLC, have formally signed an agreement formalizing the creation of a joint venture between the two parties.  Marketplace Home Mortgage, LLC is a Minneapolis based regional mortgage broker serving the upper Midwest and Florida.  The joint venture will provide retail mortgage brokerage services in Minnesota and Florida with later expansion anticipated to other areas of the country.

The formal joint venture agreement was signed on December 19, 2008.  It formalizes a verbally agreed joint venture agreement previously disclosed by Webdigs, Inc. in its 10Q filing for the period ended July 31, 2008.  Operations of the joint venture between the two parties commenced on August 1. 2008.   Under the joint venture agreement, Webdigs will own 49% of the newly created joint venture mortgage brokerage.   Marketplace Home Mortgage, LLC will own the remaining 51%.  The joint venture will operate under the name Marketplace Home Mortgage Webdigs, LLC .

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement of a Registrant

The disclosures set forth above under Item 1.01 (Loan) are incorporated herein by this reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Webdigs, Inc.

By: /s/ Edward Wicker
Edward Wicker
Chief Financial Officer and Secretary

Date:  December 24, 2008